Exhibit 99.1

PERRY ELLIS INTERNATIONAL ANNOUNCES DOUG JAKUBOWSKI TO LEAVE COMPANY

-RESPONSIBILITIES TO BE ASSUMED BY INCOMING GROUP PRESIDENT OF PREMIUM BRANDS-

MIAMI—July 26, 2005—Perry Ellis International, Inc. (NASDAQ: PERY) announced today that Douglas Jakubowski, president of Perry Ellis Menswear, will be leaving the company to pursue other interests effective August 5, 2005. Paul F. Rosengard, incoming group president of the company’s premium brands, effective August 1, 2005, will direct all aspects of Perry Ellis menswear until a replacement for Jakubowski is named.

“On behalf of the entire company, I want to thank Doug for his important contributions to the Perry Ellis® brand,” said Oscar Feldenkreis, vice-chairman, president, and COO of Perry Ellis International. “Doug’s leadership following the acquisition of Salant ensured that Perry Ellis® remained one of the premier designer brands in men’s sportswear. I am confident that Paul will lead us through a seamless transition.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R). The company also licenses trademarks from third parties including Nike(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, anticipated and unanticipated trends and conditions in the apparel industry, including future retail and wholesale consolidation, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the seasonality and performance of Perry Ellis’ swimwear business, the ability of Perry Ellis to contain costs, disruption in the supply chain, Perry Ellis’ future capital needs and ability to obtain financing, ability to integrate businesses, trademarks, trade names and licenses, including the recently completed Tropical acquisition, ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, ability to compete, termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Contact:

Keva Silversmith

305 873 1399

Keva.silversmith@pery.com